                                                                     Exhibit 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE



- - - - - - - - - - - - - -                      x
                                                 :     Chapter 11
In re                                            :
                                                 :
FPA MEDICAL MANAGEMENT,                          :     Case Nos. 98-1596 (PJW)
INC., et al.,                                    :     through 98-1685 (PJW)
                                                 :
                           Debtors.              :
                                                 :     Jointly Administered
- - - - - - - - - - - - - -                      x

                          JOINT PLAN OF REORGANIZATION
                         OF FPA MEDICAL MANAGEMENT, INC.
                       AND ITS SUBSIDIARIES AND AFFILIATES


                                       SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                       (ILLINOIS)
                                       333 West Wacker Drive
                                       Chicago, Illinois 60606-1285
                                       Attn: John Wm. Butler, Jr.
                                             J. Eric Ivester
                                             J. Gregory St. Clair

                                     - and -

                                       SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                       LLP
                                       One Rodney Square
                                       Wilmington, Delaware  19899
                                       Attn: Gregg M. Galardi

                                       ATTORNEYS FOR FPA MEDICAL
                                       MANAGEMENT, INC. AND ITS
                                       SUBSIDIARIES AND AFFILIATES


Dated:   September 30, 1998
         Wilmington, Delaware

                                TABLE OF CONTENTS

                                                                            PAGE

INTRODUCTION.................................................................A-1

ARTICLE I        DEFINITIONS, RULES OF INTERPRETATION,
                 AND COMPUTATION OF TIME.....................................A-2
A.      Scope of Definitions.................................................A-2
B.      Definitions       ...................................................A-2
        1.1      "Administrative Claim"......................................A-2
        1.2      "Administrative Convenience Claim"..........................A-2
        1.3      "Affiliates"       .........................................A-3
        1.4      "Allowed Claim"    .........................................A-3
        1.5      "Allowed . . . Claim".......................................A-3
        1.6      "Avoidance Claims" .........................................A-3
        1.7      "Avoidance Claims Expenses".................................A-3
        1.8      "Avoidance Claims Recoveries"...............................A-3
        1.9      "Ballot"           .........................................A-3
        1.10     "Bank Agent"       .........................................A-4
        1.11     "Bankruptcy Code"  .........................................A-4
        1.12     "Bankruptcy Court" .........................................A-4
        1.13     "Bankruptcy Rules" .........................................A-4
        1.14     "Bar Date"         .........................................A-4
        1.15     "Bar Date Order"   .........................................A-4
        1.16     "Business Day"     .........................................A-4
        1.17     "Cash"             .........................................A-4
        1.18     "Causes of Action" .........................................A-4
        1.19     "Chapter 11 Cases" .........................................A-4
        1.20     "Claim"            .........................................A-5
        1.21     "Claims Objection Deadline".................................A-5
        1.22     "Class"            .........................................A-5
        1.23     "Combination Transaction"...................................A-5
        1.24     "Combining Debtors".........................................A-5
        1.25     "Confirmation Date".........................................A-5
        1.26     "Confirmation Hearing"......................................A-5
        1.27     "Confirmation Hearing Notice"...............................A-5
        1.28     "Confirmation Order"........................................A-5
        1.29     "Creditors' Committee"......................................A-5
        1.30     "Cure"             .........................................A-5
        1.31     "D&O Insurance"    .........................................A-6
        1.32     "DIP Agent"        .........................................A-6
        1.33     "DIP Credit Agreement"......................................A-6
        1.34     "DIP Facility"     .........................................A-6
        1.35     "DIP Facility Claim"........................................A-6
        1.36     "DIP Facility Order"........................................A-6
        1.37     "DIP Lenders"      .........................................A-6
        1.38     "Disallowed Claim" .........................................A-6
        1.39     "Disbursing Agent" .........................................A-7
        1.40     "Disclosure Statement"......................................A-7
        1.41     "Disputed Claim"   .........................................A-7

                                                                            PAGE


        1.42     "Distribution Date".........................................A-7
        1.43     "Distribution Reserve"......................................A-7
        1.44     "Effective Date"   .........................................A-7
        1.45     "Estates"          .........................................A-7
        1.46     "Exhibit"          .........................................A-7
        1.47     "Exhibit Filing Date".......................................A-7
        1.48     "Existing Securities".......................................A-7
        1.49     "Face Amount"      .........................................A-8
        1.50     "File" or "Filed"  .........................................A-8
        1.51     "Final Order"      .........................................A-8
        1.52     "Fiscal Year"      .........................................A-8
        1.53     "FPA"              .........................................A-8
        1.54     "General Unsecured Claim"...................................A-8
        1.55     "Holdback Amount"  .........................................A-8
        1.56     "Holdback Escrow Account"...................................A-8
        1.57     "Impaired"         .........................................A-8
        1.58     "Indemnification Rights"....................................A-8
        1.59     "Indemnitee"       .........................................A-9
        1.60     "Interest"         .........................................A-9
        1.61     "Internal Revenue Code".....................................A-9
        1.62     "Litigation Trust" .........................................A-9
        1.63     "Litigation Trustee"........................................A-9
        1.64     "Management Stock Option Plan"..............................A-9
        1.65     "Miscellaneous Secured Claim"...............................A-9
        1.66     "New Common Stock" .........................................A-9
        1.67     "New Credit Facility".......................................A-9
        1.68     "Old Common Stock" .........................................A-9
        1.69     "Other Priority Claim"......................................A-9
        1.70     "Person"           ........................................A-10
        1.71     "Petition Date"    ........................................A-10
        1.72     "Plan"             ........................................A-10
        1.73     "Prepetition Agent"........................................A-10
        1.74     "Prepetition Credit Facility"..............................A-10
        1.75     "Prepetition Credit Facility Claim"........................A-10
        1.76     "Prepetition Credit Agreement".............................A-10
        1.77     "Prepetition Guarantee and
                  Collateral Agreement".....................................A-10
        1.78     "Prepetition Lenders"......................................A-10
        1.79     "Prepetition Notes"........................................A-10
        1.80     "Priority Tax Claim".......................................A-11
        1.81     "Pro Rata"         ........................................A-11
        1.82     "Professional Claim".......................................A-11
        1.83     "Professional Fee Order"...................................A-11
        1.84     "Projections"      ........................................A-11
        1.85     "Record Date"      ........................................A-11
        1.86     "Reinstated" or "Reinstatement"............................A-11
        1.87     "Reorganized Debtors"......................................A-12
        1.88     "Reorganized FPA"  ........................................A-12

                                                                            PAGE


        1.89     "Reorganized Securities"...................................A-12
        1.90     "Scheduled"        ........................................A-12
        1.91     "Schedules"        ........................................A-12
        1.92     "Secured Claim"    ........................................A-12
        1.93     "Sterling Group"   ........................................A-12
        1.94     "Subordinated Securities Claim"............................A-13
        1.95     "Unimpaired"       ........................................A-13
        1.96     "Voting Deadline"  ........................................A-13
        1.97     "Warrants"         ........................................A-13
C.      Rules of Interpretation.............................................A-13
D.      Computation of Time.................................................A-14
E.      Exhibits          ..................................................A-14

ARTICLE II       ADMINISTRATIVE EXPENSES
                 AND PRIORITY TAX CLAIMS....................................A-14
        2.1      Administrative Claims......................................A-14
        2.2      Priority Tax Claims........................................A-14

ARTICLE III      CLASSIFICATION OF CLAIMS AND INTERESTS.....................A-15
        3.1      Class 1.           ........................................A-15
        3.2      Class 2            ........................................A-15
        3.3      Class 3            ........................................A-15
        3.4      Class 4            ........................................A-15
        3.5      Class 5            ........................................A-15
        3.6      Class 6            ........................................A-16
        3.7      Class 7            ........................................A-16

ARTICLE IV       IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS
                 IMPAIRED AND NOT IMPAIRED BY THE PLAN......................A-16
        4.1      Unimpaired Classes of Claims and
                 Interests..................................................A-16
        4.2      Impaired Classes of Claims and
                 Interests..................................................A-16

ARTICLE V        PROVISIONS FOR TREATMENT OF
                 CLAIMS AND INTERESTS.......................................A-16
        5.1      Class 1 (Other Priority Claims)............................A-16
        5.2      Class 2 (Prepetition Credit Facility
                 Claims)....................................................A-16
        5.3      Class 3 (Miscellaneous Secured
                 Claims)....................................................A-16
        5.4      Class 4 (Administrative Convenience
                 Claims)....................................................A-17
        5.5      Class 5 (General Unsecured Claims).........................A-17
        5.6      Class 6 (Subordinated Securities
                 Claims)....................................................A-17
        5.7      Class 7 (Interests)........................................A-17

                                                                            PAGE


ARTICLE VI       ACCEPTANCE OR REJECTION OF THE PLAN;
                 EFFECT OF REJECTION BY ONE OR MORE
                 IMPAIRED CLASSES OF CLAIMS OR INTERESTS....................A-18
        6.1      Impaired Classes of Claims and
                 Interests Entitled to Vote.................................A-18
        6.2      Acceptance by an Impaired Class............................A-18
        6.3      Presumed Acceptances by Unimpaired
                 Classes....................................................A-18
        6.4      Classes Deemed to Reject Plan..............................A-18
        6.5      Confirmation Pursuant to Section
                 1129(b) of the Bankruptcy Code.............................A-18
        6.6      Confirmability and Severability of a
                 Plan.......................................................A-18

ARTICLE VII      MEANS FOR IMPLEMENTATION OF THE PLAN.......................A-19
        7.1      Continued Corporate Existence..............................A-19
        7.2      Directors and Officers.....................................A-19
        7.3      Employment, Retirement, Indemnification and Other
                 Agreements and Incentive Compensation Programs.............A-19
        7.4      Articles of Incorporation and Bylaws.......................A-20
        7.5      Corporate Action   ........................................A-21
        7.6      Post-Effective Date Financing..............................A-21
        7.7      Issuance of New Common Stock and
                 Warrants...................................................A-22
        7.8      Combination Transactions...................................A-22
        7.9      Physician Provider Incentive Program.......................A-23
        7.10     Preservation of Causes of Action...........................A-23
        7.11     Substantial Contribution Compensation and
                 Expenses Bar Date..........................................A-23
        7.12     Cancellation of Existing Securities
                 and Agreements.............................................A-24
        7.13     Exclusivity Period ........................................A-24
        7.14     Intercompany Claims........................................A-24
        7.15     Effectuating Documents; Further
                 Transactions...............................................A-24

ARTICLE VIII     UNEXPIRED LEASES AND EXECUTORY CONTRACTS...................A-25
        8.1      Assumed Contracts and Leases...............................A-25
        8.2      Rejected Contracts and Leases..............................A-25
        8.3      Payments Related to Assumption of
                 Executory Contracts and Unexpired
                 Leases.....................................................A-26
        8.4      Rejection Damages Bar Date.................................A-26

ARTICLE IX       PROVISIONS GOVERNING DISTRIBUTIONS.........................A-26
        9.1      Time of Distributions......................................A-26

                                                                            PAGE

        9.2      Interest on Claims ........................................A-26
        9.3      Disbursing Agent   ........................................A-27
        9.4      Surrender of Securities or Instruments.....................A-27
        9.5      Instructions to Disbursing Agent...........................A-28
        9.6      Services of Indenture Trustees, Agents and Servicers.......A-28
        9.7      Record Date for Distributions to
                 Holders of Prepetition Notes...............................A-28
        9.8      Delivery of Distributions..................................A-28
        9.9      Procedures for Treating and Resolving Disputed
                 and Contingent Claims......................................A-29
        9.10     Fractional Securities; De Minimis
                 Distributions..............................................A-30

ARTICLE X        ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE
                 CLAIMS.....................................................A-31
        10.1     DIP Facility Claim ........................................A-31
        10.2     Professional Claims........................................A-31
        10.3     Other Administrative Fees..................................A-32

ARTICLE XI       EFFECT OF THE PLAN ON CLAIMS AND INTERESTS.................A-32
        11.1     Revesting of Assets........................................A-32
        11.2     Discharge of the Debtors...................................A-32
        11.3     Compromises and Settlements................................A-33
        11.4     Retention of Certain Claims Against
                 Officers and Directors and Creation
                 of the Litigation Trust....................................A-33
        11.5     Setoffs....................................................A-34
        11.6     Satisfaction of Subordination Rights.......................A-35
        11.7     Exculpation and Limitation of Liability....................A-35
        11.8     Indemnification Obligations................................A-36
        11.9     Injunction.................................................A-36

ARTICLE XII      CONDITIONS PRECEDENT.......................................A-36
        12.1     Conditions to Confirmation.................................A-36
        12.2     Conditions to Consummation.................................A-37
        12.3     Waiver of Conditions to Confirmation or Consummation.......A-38

ARTICLE XIII     RETENTION OF JURISDICTION..................................A-39

ARTICLE XIV      MISCELLANEOUS PROVISIONS...................................A-40
        14.1     Binding Effect.............................................A-40
        14.2     Modification and Amendments................................A-41
        14.3     Withholding and Reporting Requirements.....................A-41

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                                                                            PAGE

        14.4     Committees.................................................A-41
        14.5     Revocation, Withdrawal or Non-Consummation.................A-41
        14.6     Notices....................................................A-42
        14.7     Term of Injunctions or Stays...............................A-42
        14.8     Governing Law..............................................A-42


                                    EXHIBITS

Exhibit A --      Schedule of Proponents of the Plan and Corresponding
                  Bankruptcy Case Numbers

Exhibit B --      Management Stock Option Plan

Exhibit C --      Form of Warrant Agreement Regarding Warrants to be Distributed
                  to the Holders of Class 5 General Unsecured Claims

Exhibit D --      Restated Articles of Incorporation

Exhibit E --      Restated Bylaws

Exhibit F --      Schedule of Rejected Leases and Executory Contracts Regarding
                  the Sterling Group

Exhibit G --      Schedule of Leases and Executory Contracts to be Assumed by
                  Certain of the Debtors

                                  INTRODUCTION

         FPA Medical Management, Inc. ("FPA") and various of its subsidiaries and Affiliates (as such term is defined herein; and together with FPA, the "Debtors") as debtors and debtors-in-possession in the above-captioned jointly administered Chapter 11 reorganization cases, hereby propose the following joint reorganization plan for the resolution of the Debtors' outstanding creditor claims and equity interests. Reference is made to the Disclosure Statement (as defined below) for results of operations, projections for future operations, risk factors, a summary and analysis of the Plan and certain related matters. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code (as defined below).

         These reorganization cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the United States Bankruptcy Court for the District of Delaware. This Plan does not contemplate the substantive consolidation of any of the Debtors for any purpose, including voting or distribution purposes. Certain of the Debtors will be dissolved or merged (or combined in another form of transaction) with another Debtor as a means of implementing this Plan. For voting and distribution purposes, the Plan contemplates separate classes for each Debtor. The cash and securities of the Debtors, as reorganized, will be distributed to the claimants in each of the classes of each of the Debtors, as set forth herein. A list of each Debtor and its corresponding bankruptcy case number is attached hereto as Exhibit A.

         Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from a holder of a claim or interest until such time as the Disclosure Statement has been approved by the Bankruptcy Court (as defined below) and distributed to holders of claims and interests. ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

         Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XIV of this Plan, the Debtors expressly reserve their right to alter, amend or modify this Plan, one or more times, before its substantial consummation.

                                   ARTICLE I

                      DEFINITIONS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME

A.       SCOPE OF DEFINITIONS

         For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. The words "herein," "hereof," "hereunder," and other words of similar import refer to this Plan as a whole, not to any particular section, subsection, or clause, unless the context requires otherwise. Whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural, and each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and the neuter.

B.       DEFINITIONS

         1.1 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, DIP Facility Claims, the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases, Professional Claims, and all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

         1.2 "Administrative Convenience Claim" means a Claim against the Debtors that otherwise would be classified as a Class 5 General Unsecured Claim (other than Claims of holders of Prepetition Notes) that is (a) for $500 or less, or (b) for more than $500 but less than $1,000 if the holder of such Claim has elected, on the Ballot provided for voting on the Plan within the time fixed by the Bankruptcy Court for completing and returning such Ballot, to accept $500 in Cash in full satisfaction, discharge and release of such Claim.

         1.3 "Affiliates" means the meaning given such term by section 101(2) of the Bankruptcy Code.

         1.4 "Allowed Claim" means a Claim or any portion thereof (a) that has been allowed by a Final Order, (b) as to which, on or by the Effective Date, (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is Scheduled at zero or as disputed, or (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

         1.5 "Allowed . . . Claim" means an Allowed Claim of the type described.

         1.6 "Avoidance Claims" means the Debtors' Claims against Persons arising under sections 502, 510, 541, 544, 545, 547 through 551 and 553 of the Bankruptcy Code, or under related state or federal statutes and common law, including fraudulent transfer laws, whether or nor litigation is commenced to prosecute such Claims.

         1.7 "Avoidance Claims Expenses" means all reasonable costs, expenses and fees incurred in connection with prosecuting and/or compromising the Avoidance Claims, including without limitation (a) all reasonable expenses incurred by the Debtors or the Reorganized Debtors, as the case may be, in employing attorneys, accountants experts, advisors, consultants, investigators, appraisers, or other professionals to represent or assist in prosecuting and/or compromising the Avoidance Claims and (b) all other reasonable costs incurred in prosecuting and/or compromising the Avoidance Claims.

         1.8 "Avoidance Claims Recoveries" means all proceeds realized through
(a) the prosecution to, and collection of, a final judgment of an Avoidance Claim against a Person or (b) settlement or other compromise of an Avoidance Claim with a Person.

         1.9 "Ballot" means each of the ballot forms that are distributed with the Disclosure Statement to holders of Claims in Classes that are impaired under the Plan and entitled to vote under Article VI hereof in connection with the solicitation of acceptances of the Plan.

         1.10 "Bank Agent" means the agent for the group of financial institutions who are party to the New Credit Facility.

         1.11 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. Sections 101-1330.

         1.12 "Bankruptcy Court" means the Bankruptcy Court of the United States District Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Cases.

         1.13 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

         1.14 "Bar Date" means the deadline for filing all proofs of claims established by the Bankruptcy Court as November 17, 1998, except Claims of governmental units for which, in accordance with section 502(b)(9) of the Bankruptcy Code, the deadline is January 15, 1999.

         1.15 "Bar Date Order" means that scheduling order entered by the Bankruptcy Court on July 21, 1998 and supplemented on September 30, 1998 which established a deadline for filing proofs of claim.

         1.16 "Business Day" means any day, excluding Saturdays, Sundays and legal holidays, on which commercial banks are open for business in New York City.

         1.17 "Cash" means legal tender of the United States.

         1.18 "Causes of Action" means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

         1.19 "Chapter 11 Cases" means the Chapter 11 Cases of the Debtors, pending in the Bankruptcy Court and being jointly administered with one another, and "Chapter 11 Case" means any one of the Chapter 11 Cases.

         1.20 "Claim" means a claim against one of the Debtors, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

         1.21 "Claims Objection Deadline" means that day which is 180 days after the Effective Date, unless extended by the Bankruptcy Court for cause shown by the Reorganized Debtors.

         1.22 "Class" means a category of holders of Claims or holders of Interests described in Article II of the Plan.

         1.23 "Combination Transaction" means a consolidation, merger, contribution of assets, or other transaction in which a Combining Debtor merges with or transfers substantially all of its assets and liabilities to Reorganized FPA or an Affiliate of Reorganized FPA on or about the Effective Date, as set forth in the Disclosure Statement.

         1.24 "Combining Debtors" means the Debtors shown as entering into a Combination Transaction in Appendix F to the Disclosure Statement.

         1.25 "Confirmation Date" means the date of entry of the Confirmation Order.

         1.26 "Confirmation Hearing" means the hearing on confirmation of the Plan and related matters under section 1128 of the Bankruptcy Code.

         1.27 "Confirmation Hearing Notice" means the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the Confirmation Hearing and the time for filing objections to the confirmation of the Plan.

         1.28 "Confirmation Order" means the order, entered by the Bankruptcy Court, confirming the Plan.

         1.29 "Creditors' Committee" means the Official Committee of Unsecured Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

         1.30 "Cure" means the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

         1.31 "D&O Insurance" means insurance maintained by the Debtors which covers the Debtors' officers and directors.

         1.32 "DIP Agent" means BankBoston, N.A. in its capacity as administrative agent for the DIP Lenders under the DIP Credit Agreement.

         1.33 "DIP Credit Agreement" means that certain Revolving Credit and Guarantee Agreement dated as of July 20, 1998, as amended, supplemented or otherwise modified from time to time, among the Debtors, the DIP Agent, and the DIP Lenders, which was executed by the Debtors in connection with the DIP Facility.

         1.34 "DIP Facility" means the $50.0 million debtor-in-possession secured financing facility provided to the Debtors by the DIP Lenders pursuant to the DIP Credit Agreement, authorized by the Bankruptcy Court pursuant to the DIP Facility Order.

         1.35 "DIP Facility Claim" means all Claims of the DIP Agents and the DIP Lenders arising under or pursuant to the DIP Facility.

         1.36 "DIP Facility Order" means, collectively, the interim order that was entered by the Bankruptcy Court on July 20, 1998, the August 10, 1998 supplemental order and the final order that was entered by the Bankruptcy Court on August 20, 1998, authorizing and approving the DIP Facility and the agreements related thereto.

         1.37 "DIP Lenders" mean the lenders who from time to time are parties to the DIP Credit Agreement.

         1.38 "Disallowed Claim" means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or
(c) is the subject of an objection filed by either the Debtors or the Reorganized Debtors with the Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

         1.39 "Disbursing Agent" means the Debtors or the party designated by the Debtors, in their sole discretion, to serve as a disbursing agent under
Section 9.3 of the Plan.

         1.40 "Disclosure Statement" means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

         1.41 "Disputed Claim" means a Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, and includes, without limitation, Claims that (a) (i) have not been Scheduled by the Debtors or (ii) have been Scheduled at zero, as unknown or as contingent, unliquidated or disputed, (b) are not the subject of an objection in the Bankruptcy Court by the Debtors, and (c) the allowance or disallowance of which is not yet the subject of a Final Order.

         1.42 "Distribution Date" means the date, occurring as soon as practicable after the Effective Date, upon which distributions are made to holders of Allowed Class 5 Claims.

         1.43 "Distribution Reserve" means the Cash and securities to be reserved pending allowance of Disputed Claims in accordance with Section 9.9 of the Plan.

         1.44 "Effective Date" means the Business Day on which all conditions to the consummation of the Plan set forth in Section 12.2 hereof have been satisfied or waived as provided in Section 12.3 hereof and is the day upon which this Plan is substantially consummated.

         1.45 "Estates" mean the bankruptcy estates of the Debtors pursuant to section 541 of the Bankruptcy Code.

         1.46 "Exhibit" means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement.

         1.47 "Exhibit Filing Date" means the date that Exhibits to the Plan or the Disclosure Statement shall be filed with the Court, which date shall be at least five days prior to the date set by the Bankruptcy Court as the initial date to consider confirmation of the Plan.

         1.48 "Existing Securities" means, collectively, the Prepetition Notes and the Old Common Stock.

         1.49 "Face Amount" means, (a) when used in reference to a Disputed or Disallowed Claim, the full stated amount claimed by the holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

         1.50 "File" or "Filed" means filed with the Bankruptcy Court in the Chapter 11 Cases.

         1.51 "Final Order" means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

         1.52 "Fiscal Year" means, with respect to the Debtors, the fiscal year ending on December 31 of each year, or such other fiscal year as the Debtors may designate.

         1.53 "FPA" means FPA Medical Management, Inc. debtor-in-possession in the above-captioned case number 98-1596(PJW) pending in the Bankruptcy Court.

         1.54 "General Unsecured Claim" means a Claim that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim or Subordinated Securities Claim.

         1.55 "Holdback Amount" means the amount retained by the Debtors as a holdback on payment of Professional Claims pursuant to the Professional Fee Order.

         1.56 "Holdback Escrow Account" means the account established by the Disbursing Agent into which cash equal to the Holdback Amount shall be deposited on the Effective Dates for the payment of Allowed Professional Claims to the extent not previously paid or Disallowed.

         1.57 "Impaired" refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

         1.58 "Indemnification Rights" means any obligations or rights of the Debtors to indemnify or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to the Debtors' certificate of incorporation, bylaws or policy of providing employee indemnification, or applicable state law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee's service with, for or on behalf of the Debtors.

         1.59 "Indemnitee" means all present and former directors, officers, employees, agents or representatives of the Debtors who are entitled to assert Indemnification Rights.

         1.60 "Interest" means the rights of any current or former holder or owner of any shares of Old Common Stock or any other equity securities of the Debtors authorized and issued prior to the Confirmation Date.

         1.61 "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         1.62 "Litigation Trust" means the trust established pursuant to
Section 11.4 hereof.

         1.63 "Litigation Trustee" means the Person who shall be selected to serve as trustee of the Litigation Trust by the Debtors, the Prepetition Lenders and the Creditors' Committee on or prior to the Effective Date.

         1.64 "Management Stock Option Plan" means that certain option agreement to be executed by and among certain members of management and Reorganized FPA, a form of which is attached hereto as Exhibit B.

         1.65 "Miscellaneous Secured Claim" means any Secured Claim, other than any Claims arising under the DIP Facility or the Prepetition Credit Facility including the Secured Claims of ________ and _______.

         1.66 "New Common Stock" means the shares of common stock of Reorganized FPA authorized under Section 7.4 of the Plan and under the articles of incorporation of Reorganized FPA.

         1.67 "New Credit Facility" means the revolving credit facility and term loan to be issued as a means of implementing the Plan and described in
Section 7.6 hereof.

         1.68 "Old Common Stock" means shares of FPA's common stock and all options, warrants or rights, contractual or otherwise, if any, to acquire any such common stock.

         1.69 "Other Priority Claim" means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

         1.70 "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity.

         1.71 "Petition Date" means, as to each Debtor, the date on which such Debtor filed its petition commencing its Chapter 11 Case.

         1.72 "Plan" means those plans of reorganization which are herein jointly proposed by the Debtors for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as such plan may be amended from time to time in accordance with the Bankruptcy Code.

         1.73 "Prepetition Agent" means BankBoston, N.A. in its capacity as administrative agent under the Prepetition Credit Agreement.

         1.74 "Prepetition Credit Facility" means the financing accommodations evidenced by the Prepetition Credit Agreement, Prepetition Guarantee and Collateral Agreement and related documents.

         1.75 "Prepetition Credit Facility Claim" means all Claims of the Prepetition Agent and the Prepetition Lenders arising under or pursuant to the Prepetition Credit Facility.

         1.76 "Prepetition Credit Agreement" means that certain Credit Agreement dated June 30, 1997, as amended, supplemented or otherwise modified, by and among FPA Medical Management, Inc., as borrower, Lehman Commercial Paper Inc., as arranger and syndication agent, the Prepetition Agent and the Prepetition Lenders.

         1.77 "Prepetition Guarantee and Collateral Agreement" means the Guarantee and Collateral Agreement dated as of June 30, 1997, as amended, supplemented or otherwise modified prior to the Petition Date, among the Prepetition Agent and the Debtors party thereto.

         1.78 "Prepetition Lenders" mean those Persons holding a Prepetition Credit Facility Claim.

         1.79 "Prepetition Notes" means, collectively, the 6 1/2% Convertible Subordinated Debentures due 2001 in the principal amount of approximately $80.5 million issued pursuant to that certain Indenture dated as of December 18, 1996, as amended, supplemented or otherwise modified, by and between FPA Medical Management, Inc. and First Union National Bank, as Trustee.

         1.80 "Priority Tax Claim" means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

         1.81 "Pro Rata" means, at any time, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class, unless the Plan provides otherwise.

         1.82 "Professional Claim" means a Claim of a professional retained in the Chapter 11 Cases pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date.

         1.83 "Professional Fee Order" means the order entered by the Bankruptcy Court on July 21, 1998, authorizing the interim payment of Professional Claims subject to the Holdback.

         1.84 "Projections" means those financial projections covering the Debtors' operations through Fiscal Year 2001 set forth by the Debtors in Appendix E attached to the Disclosure Statement.

         1.85 "Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the fifth (5th) Business Day following the Confirmation Date.

         1.86 "Reinstated" or "Reinstatement" means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

         1.87 "Reorganized Debtors" means those of the Debtors who are reorganized pursuant hereto and who continue in existence after the Effective Date.

         1.88 "Reorganized FPA" means FPA from and after the Effective Date.

         1.89 "Reorganized Securities" means, collectively, the New Common Stock and Warrants.

         1.90 "Scheduled" means, with respect to any Claim or Interest, the status and amount, if any, of such Claim or Interest as set forth in the Schedules.

         1.91 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by the Debtors, as such schedules or statements have been or may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

         1.92 "Secured Claim" means a Claim secured by a security interest in or lien upon property of the Estates to the extent of the value, as of the Effective Date or such later date as is established by the Bankruptcy Court, of such security interest or lien as determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtors and the holder of such Claim.

         1.93 "Sterling Group" means Sterling Healthcare Group, Inc. and its direct and indirect subsidiaries which are also Debtors, including Sterling Anesthesia, Inc., Sterling Credentials Verification Services, Inc., Sterling Emergency Medical Care, Inc., Sterling Medical Group of Michigan, Inc., Sterling Mednet Emergency Services, Inc., Sterling Emergency

Treatment Associates, Inc., Sterling Miami, Inc., Sterling Professional Emergency Physicians, L.L.C., Sterling Radiology, Inc., Sterling Regional Emergency Services, Inc., Sterling Sub Texas, Inc., and Mid-level Practitioners, Inc.

         1.94 "Subordinated Securities Claim" means a Claim subject to subordination under section 510(b) of the Bankruptcy Code that arises from rescission of, or for damages, reimbursement or contribution with respect to, a purchase or sale of Old Common Stock or other equity securities of FPA or its Affiliates prior to the Petition Date.

         1.95 "Unimpaired" refers to any Claim or Interest which is not Impaired.

         1.96 "Voting Deadline" means ___________ ___, 1998 at 4:00 p.m. (EDT).

         1.97 "Warrants" means those warrants to purchase an aggregate of 3.0% of New Common Stock to be issued as contemplated by the Plan on the Effective Date to the holders of General Unsecured Claims pursuant to a warrant agreement substantially in the form attached hereto as Exhibit C. As more specifically described in such warrant agreement, the Warrants shall be exercisable over a five-year period after the Effective Date. The exercise price for the Warrants shall be equal to 110% of the quotient of (a) the Prepetition Credit Facility Claims as of the Effective Date (including, without limitation, all accrued and unpaid interest, costs and other charges through such date, and determined as if the Bankruptcy Cases had not been filed) divided by, (b) 20,000,000.

C.       RULES OF INTERPRETATION

         For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

D.       COMPUTATION OF TIME

         In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

E.       EXHIBITS

         All Exhibits are incorporated into and are a part of the Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be Filed with the Bankruptcy Court on or before the Exhibit Filing Date. After the Exhibit Filing Date, copies of Exhibits can be obtained upon written request to Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 W. Wacker Drive, Chicago, Illinois 60606 (Attn: John Wm. Butler, Jr., Esq.), counsel to the Debtors.


                                   ARTICLE II

                             ADMINISTRATIVE EXPENSES
                             AND PRIORITY TAX CLAIMS

         2.1 Administrative Claims. Subject to the provisions of Article X of each Plan, on the Effective Date, or as soon thereafter as practicable, a holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (b) such other treatment as to which the Debtors and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

         2.2 Priority Tax Claims. With respect to each Allowed Priority Tax Claim, at the sole option of the relevant Reorganized Debtor, the holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, (b) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and the Debtors or the Reorganized Debtors, provided such treatment is on more favorable terms to the Debtors or the Reorganized Debtors, as the case may be, than the treatment set forth in clause (a) hereof, or (c) payment in full.

                                   ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS

         Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is also placed in a particular Class for the purposes of voting on a plan of reorganization and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Article II above.

         As stated above, this Plan includes several joint Plans proposed separately by each of the Debtors. The classifications set forth below shall be deemed to apply separately with respect to each Plan proposed by each Debtor. For example, General Unsecured Claims relating to FPA shall be included in Class 5 of the Plan proposed by FPA, General Unsecured Claims relating to Sterling Healthcare Group, Inc. shall be included in Class 5 of the Plan proposed by Sterling Healthcare Group, Inc., etc.

         3.1 Class 1. Class 1 consists of all Other Priority Claims.

         3.2 Class 2. Class 2 consists of the portion of Prepetition Credit Facility Claims that are Secured Claims.

         3.3 Class 3. Class 3 consists of all Miscellaneous Secured Claims.

         3.4 Class 4. Class 4 consists of all Administrative Convenience Claims.

         3.5 Class 5. Class 5 consists of all General Unsecured Claims including the amount by which the portion of the Prepetition Credit Facility Claims that are Secured Claims are less than the amount of the Prepetition Credit Facility
Claims.

         6.6 Class 6. Class 6 consists of all Subordinated Securities Claims.

         6.7 Class 7. Class 7 consists of all Interests.


                                  ARTICLE IV

                IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS
                      IMPAIRED AND NOT IMPAIRED BY THE PLAN

         4.1 Unimpaired Classes of Claims and Interests. Class 1 (Other Priority Claims), Class 3 (Miscellaneous Secured Claims) and Class 4 (Administrative Convenience Claims) are not Impaired by the Plan.

         4.2 Impaired Classes of Claims and Interests. Class 2 (Prepetition Credit Facility Claims), Class 5 (General Unsecured Claims), Class 6 (Subordinated Securities Claims) and Class 7 (Interests) are Impaired Classes under the Plan.


                                    ARTICLE V

                           PROVISIONS FOR TREATMENT OF
                              CLAIMS AND INTERESTS

         5.1 Class 1 (Other Priority Claims). On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 1 Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, (a) Cash equal to the amount of such Allowed Class 1 Other Priority Claim, or (b) such other treatment as to which the Debtors and such holder shall have agreed upon in writing.

         5.2 Class 2 (Prepetition Credit Facility Claims). As the indubitable equivalent of their Secured Claims against the Debtors, on the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 2 Prepetition Credit Facility Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such

Class 2 Prepetition Credit Facility Claim, such holder's Pro Rata share of the New Common Stock to be issued in connection with this Plan as contemplated in
Section 7.7.

         5.3 Class 3 (Miscellaneous Secured Claims). The legal, equitable and contractual rights of holders of Allowed Miscellaneous Secured Claims shall be Reinstated. The Debtors' failure to object to such Claims in the Chapter 11 Cases shall be without prejudice to the Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder thereof. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of the Debtors held by or on behalf of the holders of Claims in this Class with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such holders until, as to each such holder, the Allowed Claims of such holder in this Class are paid in full.

         5.4 Class 4 (Administrative Convenience Claims). On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 4 Administrative Convenience Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Class 4 Administrative Convenience Claim, Cash equal to (a) the amount of such Allowed Claim if such amount is less than or equal to $500, or (b) $500, if the amount of such Allowed Claim is greater than $500 and less than $1,000.

         5.5 Class 5 (General Unsecured Claims). On the Distribution Date, each holder of an Allowed Class 5 General Unsecured Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Class 5 General Unsecured Claim, such holder's Pro Rata share of the Warrants in accordance with Section 7.4 of the Plan. Notwithstanding the inclusion of any deficiency Claim related to the Prepetition Credit Facility Claims in this Class, such holders shall not receive any distribution on account of such deficiency Claims.

         5.6 Class 6 (Subordinated Securities Claims). The holders, if any, of Allowed Class 6 Subordinated Securities Claims will not receive any distribution under the Plan on account of such Claims.

         5.7 Class 7 (Interests). The holders of Interests will not receive any distribution of property under the Plan on account of their Interests and, on the Effective Date, the Interests shall be cancelled.

                                   ARTICLE VI

                      ACCEPTANCE OR REJECTION OF THE PLAN;
                       EFFECT OF REJECTION BY ONE OR MORE
                     IMPAIRED CLASSES OF CLAIMS OR INTERESTS

         6.1 Impaired Classes of Claims and Interests Entitled to Vote. Subject to Section 6.6 of the Plan, the holders of Claims or Interests in each Impaired Class of Claims or Interests are entitled to vote as a class to accept or reject the Plan. Votes will be separately tabulated by each of the Debtors with respect to each Plan which is contained in this joint Plan.

         6.2 Acceptance by an Impaired Class. In accordance with section
1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

         6.3 Presumed Acceptances by Unimpaired Classes. Claims in Class 1 (Other Priority Claims), Class 3 (Miscellaneous Secured Claims) and Class 4 (Administrative Convenience Claims) are Unimpaired by the Plan. Under section 1126(f) of the Bankruptcy Code, the holders of such Claims and Interests are conclusively presumed to accept the Plan and the votes of such holders will not be solicited.

         6.4 Classes Deemed to Reject Plan. Claims in Class 6 (Subordinated Securities Claims) and Interests in Class 7 (Interests) are not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the holders of Claims and Interests in such Classes are deemed to reject the Plan and, accordingly, the votes of such holders will not be solicited.

         6.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class entitled to vote rejects the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

         6.6 Confirmability and Severability of a Plan. The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Debtor. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan as it applies to any particular Debtor. A determination by the Bankruptcy Court that the Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect: (1) the Confirmability of the Plan as it applies to any other Debtor; or (2) the Debtors' ability to modify the Plan, as it applies to any particular Debtor, to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code.


                                   ARTICLE VII

                      MEANS FOR IMPLEMENTATION OF THE PLAN

         7.1 Continued Corporate Existence. Subject to the Combination Transactions, each of the Debtors shall, as a Reorganized Corporation, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which it is incorporated and pursuant to the certificate of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

         7.2 Directors and Officers. The existing senior officers of the Debtors shall serve initially in their current capacities after the Effective Date. On the Effective Date, the term of the current members of the boards of directors of the Debtors shall expire. The initial board of directors of Reorganized FPA will consist of seven (7) directors. Stephen J. Dresnick, M.D. shall serve as a director and shall be entitled to select an additional director. The remaining five (5) directors shall be selected by the Prepetition Lenders by filing with the court and giving to the Debtors not less than five
(5) days prior to the Confirmation Date written notice of the identities of such members; provided, however, that if and to the extent that the Prepetition Lenders fail to file and give such notice, the Debtors shall designate the members of the boards of directors of the Reorganized Debtors by announcing their identities at the Confirmation Hearing. The boards of directors of the remaining Reorganized Debtors shall consist of a subset of the board of directors of Reorganized FPA, as determined by the board of directors for Reorganized FPA on the Effective Date or thereafter.

         7.3 Employment, Retirement, Indemnification and Other Agreements and Incentive Compensation Programs. To the extent that any of the Debtors have in place as of the Effective Date employment, retirement, indemnification and other agreements with their respective active directors, officers and employees who will continue in such capacities after the Effective Date, or retirement income plans, welfare benefit plans and other plans for such Persons, such agreements, programs and plans shall remain in place after the Effective Date and the Reorganized Debtors shall continue to honor such agreements, programs and plans. However, as of the Effective Date, the Reorganized Debtors shall each have the authority to terminate, amend or enter into employment, retirement, indemnification and other agreements with their respective active directors, officers and employees and to terminate, amend or implement retirement income plans, welfare benefit plans and other plans for active employees. Such agreements and plans may include equity, bonus and other incentive plans in which officers and other employees of the Reorganized Debtors may be eligible to participate; provided, however, that management of Reorganized FPA shall receive stock options which are more specifically described in the Management Stock Option Plan and which contain at least the following terms:

                           (a)  Options to purchase, in the aggregate, 3%
on a fully diluted basis of the shares of New Common Stock issued pursuant to the Plan. These options would vest on the Effective Date. The exercise price of such options shall be equal to the price per share of the New Common Stock being issued to the Prepetition Lenders on the Effective Date (the "Effective Date Share Price").

                           (b)  Options to purchase, in the aggregate, an
additional 2% on a fully diluted basis of the shares of New Common Stock issued pursuant to the Plan. These options would vest on the 18 month anniversary of the Effective Date. The exercise price of such options shall be equal to 115% of the Effective Date Share Price.

                           (c)  Options to purchase, in the aggregate, an
additional 3% on a fully diluted basis of the shares of New Common Stock issued pursuant to the Plan. These options would vest on the 36 month anniversary of the Effective Date. The exercise price of such options shall be equal to 130% of the Effective Date Share Price.

         7.4 Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of FPA shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The articles of incorporation of Reorganized FPA shall be amended to, among other things: (a) authorize 40,000,000 shares of New Common Stock, $0.01 par value per share (of which up to 20,000,000 shares will be issued under the Plan), (b) authorize 1,000,000 shares of preferred stock, and (c) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of non-voting equity securities, and, if applicable,
(ii) a provision as to the classes of securities issued pursuant to the Plan or thereafter possessing voting power, for an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The restated articles of incorporation of Reorganized FPA are attached hereto as Exhibit D and the bylaws of Reorganized FPA are attached hereto as Exhibit E. Any amendment to the articles of incorporation of Reorganized FPA may be filed after the Confirmation Date and may become effective on or prior to the Effective Date or within ten (10) days thereafter.

         7.5 Corporate Action. Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the debtors or the Reorganized Debtors.

         7.6 Post-Effective Date Financing. The Reorganized Debtors expect to enter into the New Credit Facility in order to obtain the funds necessary to repay the DIP Facility Claims, make other payments required to be made on the Effective Date and conduct their post-reorganization operations.

         The New Credit Facility, or a commitment letter with respect thereto, shall be filed by the Debtors with the Bankruptcy Court no later than the Exhibit Filing Date. Notice of any material modification to the New Credit Facility or a commitment letter with respect thereto after its filing with the Bankruptcy Court shall be provided to the Prepetition Agent, the DIP Agent and the Creditors' Committee. The terms and conditions of the New Credit Facility shall include in all respects the terms and conditions of the commitment letter executed between the Debtors and the Bank Agent and the New Credit Facility term sheet, except to the extent that the Debtors and the Bank Agent agree otherwise. In the Confirmation Order, the

Bankruptcy Court shall approve the New Credit Facility in substantially the form filed with the Bankruptcy Court and authorize the Debtors to execute the same together with such other documents as the Bank Agent may reasonably require in order to effectuate the treatment afforded to the lenders under the New Credit Facility.

         7.7 Issuance of New Common Stock and Warrants. On or before the Distribution Date, FPA shall issue for distribution in accordance with the terms of the Plan the New Common Stock to holders of Allowed Class 2 Prepetition Credit Facility Claims and the Warrants to holders of Allowed Class 5 General Unsecured Claims. The New Common Stock and the Warrants shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of Section 1145 of the Bankruptcy Code, Reorganized FPA will enter into a Registration Rights Agreement with each holder of an Allowed Class 2 Prepetition Credit Facility Claim (a) who by virtue of holding New Common Stock to be distributed under the Plan and/or its relationship with the Reorganized Debtors could reasonably be deemed to be an "affiliate" (as such term is used within the meaning of applicable securities laws) of the Reorganized Debtors, and (b) who requests in writing that Reorganized FPA execute such agreement. Drafts of such Registration Rights Agreements will be filed by FPA with the Bankruptcy Court no later than the Exhibit Filing Date. The Registration Rights Agreements shall contain certain shelf, demand and piggyback registration rights for the benefit of the signatories thereto.

         7.8 Combination Transactions. On the Effective Date, each Combining Debtor shall take such actions as may be necessary or appropriate to effect the relevant Combination Transaction. Such actions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of this Plan; (c) the filing of appropriate certificates of merger or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtor determines are necessary or appropriate, including the making of filings or recordings in connection with the relevant Combination Transaction. The form of each Combination Transaction shall be determined by the respective Boards of Directors of such Combining Debtor. Upon the consummation of a Combination Transaction, each Combining

Debtor shall cease to exist as a separate corporate entity. On and after the Effective Date, the Reorganized Debtor with whom a Combining Debtor is merged shall assume and perform the obligations of each Combining Debtor under this Plan, or, in the event a Combining Debtor is liquidated, Reorganized FPA shall assume and perform such obligations.

         7.9 Physician Provider Incentive Program. The Reorganized Debtors shall establish an incentive bonus program for certain medical providers who agree to perform services for the Reorganized Debtors for a specified period of time after the Effective Date, which bonus program shall provide cash and/or equity payments in such amounts and upon such terms as may be determined by the Reorganized Debtors' Board of Directors.

         7.10 Preservation of Causes of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in the Plan, the Reorganized Debtors shall retain and may enforce all claims, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which the Debtors may hold against any entity, including, without limitation, any Causes of Action brought prior to the Petition Date, actions against any Persons for failure to pay for products or services rendered by the Debtors, all claims, Causes of Action, suits and proceedings relating to strict enforcement of the Debtors' intellectual property rights, including patents, copyrights and trademarks, and all Causes of Action which may exist under sections 510, 542, 544 through 550 and 553 of the Bankruptcy Code or under similar state laws, including, without limitation, fraudulent conveyance claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code. The Reorganized Debtors, in the exercise of their business judgment, will determine whether to enforce such rights. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or the successors holding such rights of action.

         7.11 Substantial Contribution Compensation and Expenses Bar Date. Any person or entity who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to section 503(b)(3),
(4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court, on or before forty-five (45) days after the Effective Date (the "503 Deadline"), and serve such application on counsel for the Debtors and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

         7.12 Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise provided for herein, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, shall be cancelled, and (b) the obligations of, and/or Claims against, the Debtors under, relating or pertaining to any agreements, indentures or certificates of designations governing the Existing Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, as the case may be, shall be released and discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim and that is administered by an indenture trustee, an agent or a servicer shall continue in effect solely for the purposes of allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article IX of the Plan; provided, further, that the provisions of this proviso shall not affect the discharge of the Debtors' liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized Debtors.

         7.13 Exclusivity Period. The Debtors shall retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.

         7.14 Intercompany Claims. All Claims between and among the Debtors shall be deemed preserved or released, waived and discharged as of the Effective Date, to the extent that the Debtors or Reorganized Debtors determine appropriate.

         7.15 Effectuating Documents; Further Transactions. The Chairman of the Board of Directors, the Chief Executive Officer or any other executive officer of the Debtors, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary or Assistant Secretary of the Debtors shall be authorized to certify or attest to any of the foregoing actions.

                                   ARTICLE VIII

                    UNEXPIRED LEASES AND EXECUTORY CONTRACTS

         8.1 Assumed Contracts and Leases. Each executory contract and unexpired lease to which the Sterling Group is a party shall be deemed automatically assumed as of the Effective Date, unless such executory contract or unexpired lease (a) shall have been previously rejected by the Sterling Group, (b) is the subject of a motion to reject filed on or before the Confirmation Date, or (c) is listed on the schedule of rejected contracts and leases annexed hereto as Exhibit F. With respect to executory contracts and unexpired leases to which Debtors (other than Debtors who are members of the Sterling Group) are a party, only those executory contracts and unexpired leases listed on the schedule annexed hereto as Exhibit G shall be deemed automatically assumed as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, pursuant to section 365(b)(1) of the Bankruptcy Code and, to the extent applicable, section 365(b)(3) of the Bankruptcy Code, as of the Effective Date.

         Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of this Plan.

         8.2 Rejected Contracts and Leases. Except with respect to executory contracts and unexpired leases that have previously been rejected or are the subject of a motion to reject filed on or before the Confirmation Date, all executory contracts and unexpired leases (a) specifically listed on the schedule of rejected executory contracts and unexpired leases annexed hereto as Exhibit F with respect to the Sterling Group and (b) that are not listed on Exhibit G with respect to the Debtors who are not members of the Sterling Group, shall be deemed automatically rejected as of the Effective Date or such earlier date as the Debtors may have unequivocally terminated their performance under such lease or contract. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code. The Debtors reserve the right to file a motion on or before the Confirmation Date to reject any executory contract or unexpired lease.

         8.3 Payments Related to Assumption of Executory Contracts and
Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors or the assignee of the Debtors assuming such contract or lease, by Cure. In the event of a dispute regarding (a) the nature or the amount of any Cure,
(b) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption and, as the case may be, assignment.

         8.4 Rejection Damages Bar Date. If the rejection by the Debtors, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors or the properties of either of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order, or (b) other notice that the executory contract or unexpired lease has been rejected.


                                  ARTICLE IX

                       PROVISIONS GOVERNING DISTRIBUTIONS

         9.1 Time of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on the Distribution Date to holders of Allowed Class 2 Claims and Allowed Class 5 Claims, and on the Effective Date, or as soon thereafter as is practicable, to holders of all other Allowed Claims entitled to receive a distribution under the Plan.

         9.2 Interest on Claims. Unless otherwise specifically provided for in the Plan, Confirmation Order or DIP Facility Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

         9.3 Disbursing Agent. The Disbursing Agent shall make all distributions required under this Plan except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent or servicer, which distributions shall be deposited with the appropriate indenture trustee, agent or servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the relevant indenture or other governing agreement; provided, however, that if any such indenture trustee, agent or servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such indenture trustee, agent or servicer, shall make such distributions.

         9.4 Surrender of Securities or Instruments. On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim on account of Prepetition Notes (a "Certificate") shall surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an indenture or other agreement, the respective indenture trustee, agent or servicer, as the case may be, and such Certificate shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective indenture trustee, agent or servicer, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective indenture trustee, agent or servicer, as the case may be. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective indenture trustee, agent or servicer, as the case may be, prior to the fifth (5th) anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

         9.5 Instructions to Disbursing Agent. Prior to any distribution on account of any Prepetition Notes, the indenture trustee, agent or servicer of the Prepetition Notes shall (a) inform the Disbursing Agent as to the amount of properly surrendered Prepetition Notes and (b) instruct the Disbursing Agent, in a form and manner that the Disbursing Agent reasonably determines to be acceptable, of the names of the holders of Prepetition Notes with Allowed Class 5 General Unsecured Claims and denominations of Warrants to be issued and distributed to or on behalf of such holders of Allowed Class 5 General Unsecured Claims in exchange for properly surrendered Prepetition Notes.

         9.6 Services of Indenture Trustees, Agents and Servicers. The services, with respect to consummation of the Plan, of indenture trustees, agents and servicers under indentures and other agreements that govern the rights of holders of Claims, shall be as set forth in Section 7.12 and elsewhere in the Plan.

         9.7 Record Date for Distributions to Holders of Prepetition Notes. At the close of business on the Record Date, the transfer ledgers of the indenture trustees, agents and servicers of the Prepetition Notes shall be closed, and there shall be no further changes in the record holders of the Prepetition Notes. The Reorganized Debtors and the indenture trustees, agents and servicers for such Prepetition Notes and the Disbursing Agent shall have no obligation to recognize any transfer of such Prepetition Notes occurring after the Record Date. The Reorganized Debtors and the indenture trustees, agents and servicers for such Prepetition Notes and the Disbursing Agent shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

         9.8 Delivery of Distributions. Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the appropriate indenture trustee, agent or servicer, as the case may be, (a) at the addresses set forth on the proofs of claim filed by such holders (or at the last known addresses of such holders if no proof of claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of the holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent or servicer, at the addresses contained in the official records of such indenture trustee, agent or servicer. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent or the appropriate indenture trustee, agent or servicer is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the indenture trustee, agent or servicer shall be returned to the Reorganized Debtors until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the fifth (5th) anniversary of the Effective Date. After such date, all unclaimed property shall revert to the Reorganized Debtors and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

         9.9 Procedures for Treating and Resolving Disputed and Contingent
Claims.

                  (a) No Distributions Pending Allowance. No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

                  (b) Distribution Reserve. The Disbursing Agent will withhold the Distribution Reserve from the property to be distributed under the Plan. As to any Disputed Claim, upon a request for estimation by the Debtors, the Bankruptcy Court will determine what amount is sufficient to withhold as the Distribution Reserve. The Debtors will request estimation for every Disputed Claim that is unliquidated and the Disbursing Agent will withhold the Distribution Reserve based upon the estimated amount of each such Claim as set forth in a Final Order. The Debtors may also request estimation of a Disputed Claim that is unliquidated. If the Debtors elect not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is unliquidated, the Disbursing Agent will withhold the Distribution Reserve based upon the Face Amount of such Claim. The Disbursing Agent will also place in the Distribution Reserve any dividends, payments or other distributions made on account of, as well as any obligations arising from, the property withheld as the Distribution

Reserve, to the extent that such property continues to be withheld as the Distribution Reserve at the time such distributions are made or such obligations arise. If practicable, the Disbursing Agent will invest any Cash that is withheld as the Distribution Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment. Nothing in the Plan or Disclosure Statement will be deemed to entitle the holder of a Disputed Claim to postpetition interest on such Claim.

         Neither the Disbursing Agent, nor any other party, shall be entitled to vote any shares of the New Common Stock held in the Distribution Reserve. In the event that any matter requires approval by the shareholders of Reorganized FPA prior to the distribution or cancellation of all shares of New Common Stock held in the Distribution Reserve, the shares of New Common Stock held by the Disbursing Agent shall be deemed only for voting purposes not to have been issued.

                  (c) Distributions After Allowance. Payments and distributions from the Distribution Reserve to each holder of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern the Class of Claims to which the respective holder belongs. Promptly after the date when the order or judgment of the Bankruptcy Court allowing all or part of such Claim becomes a Final Order, the Disbursing Agent will distribute to the holder of such Claim any Cash and other property in the Distribution Reserve that would have been distributed on the Distribution Date had such Allowed Claim been an Allowed Claim on the Distribution Date. After a Final Order has been entered, or other final resolution has been reached, with respect to all Disputed Claims, (i) any Warrant held in the Distribution Reserve will be distributed Pro Rata to holders of Allowed Class 5 General Unsecured Claims, and (ii) any Cash or other property remaining in the Distribution Reserve will become property of the Reorganized Debtors. All distributions made under this Section of the Plan on account of an Allowed Claim will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the Distribution Date.

         9.10 Fractional Securities; De Minimis Distributions. Any other provision of the Plan notwithstanding, payments of fractions of shares of New Common Stock or Warrants shall not be made. Whenever any payment of a fraction of a share of New Common Stock or Warrants under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares being rounded down.


                                   ARTICLE X

             ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

         10.1 DIP Facility Claim. On the Effective Date, all obligations of the Debtors under the DIP Facility shall be paid or otherwise satisfied in full in accordance with the terms of the DIP Facility. Upon payment or satisfaction in full of all obligations under the DIP Facility in accordance with the terms thereof, all liens and security interests granted to secure such obligations shall be deemed cancelled and shall be of no further force and effect.

         10.2 Professional Claims.

                  (a) Final Fee Applications. All final requests for payment of Professional Claims must be filed no later than sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.

                  (b) Payment of Interim Amounts. Subject to the Holdback, on the Effective Date, the Debtors shall pay all amounts owing to Professionals both for all outstanding amounts relating to prior periods and for the period from November 1, 1998, through the Effective Date, provided, however, that if the Effective Date occurs after December 20, 1998, the Professionals shall prepare a regular monthly fee statement and shall be paid in the manner set forth in the Professionals Fee Order for the period November 1, 1998 through November 30, 1998 and shall continue to apply for and receive payment pursuant to such order to the extent the Effective Date does not occur prior to the first day of each succeeding month.

         The Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date. Within fifteen (15) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professionals Fee Order.

                  (c) The Disbursing Agent shall maintain the Holdback Escrow Account. On the Effective Date, the Debtors shall pay to the Disbursing Agent in order to fund the Holdback Escrow Account, cash equal to the aggregate amount of the Holdback for all Professionals. The remaining amount of Professional Claims owing to the Professionals shall be paid from the Holdback Escrow Account when such claims are finally Allowed by the Court.

                  (d) Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate.

         10.3 Other Administrative Fees. All other requests for payment of an Administrative Claim must be filed with the Bankruptcy Court and served on counsel for the Debtors no later than thirty (30) days after the Effective Date. Unless the Debtors object to an Administrative Claim within thirty (30) Business Days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the Debtors in the ordinary course of business.


                                  ARTICLE XI

                   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

         11.1 Revesting of Assets. Except as otherwise provided in this Plan, on the Effective Date all property comprising the Estates of each Debtor (other than a Dissolving Debtor) shall revest in the relevant Reorganized Debtor or its successor as a result of a Combination Transaction, free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders (other than as expressly provided herein). On the Effective Date, any property of a Dissolving Debtor not previously distributed under this Plan shall vest in Reorganized FPA, free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders of such Dissolving Debtor (other than as expressly provided herein). As of the Effective Date, each Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise claims or interests without supervision of the Court free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

         11.2 Discharge of the Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of and Interests in the Debtors or the Reorganized
Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, or (iii) the holder of a Claim based upon such debt accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all liabilities of the Debtors, subject to the Effective Date occurring.

         11.3 Compromises and Settlements. Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various Claims (a) against them and (b) that they have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and Claims that they may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors pursuant to Sections 7.10 and 11.1 of the Plan.

         11.4 Retention of Certain Claims Against Officers and Directors and Creation of the Litigation Trust.

                  (a) Except as provided in this Section 11.4 hereof, each Debtor (and its successor Reorganized Corporation) hereby waives, releases and discharges: all current officers, directors, agents, employees and representatives of the Debtors serving in such capacities as of the Confirmation Date, from any and all claims and/or

Causes of Action. Claimants and equity interest holders of each of the Debtors shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover any such claim that could be brought on behalf of or in the name of any of each such Debtor, without any independent cause of action belonging to the claimant or equity interest holder
asserting such claim; provided, however, that nothing in Section    shall
prohibit the Litigation Trustee from commencing whatever actions the Litigation Trustee deems appropriate against the Debtors' current officers and directors to
the extent and as limited in Section    hereof and the release set forth herein
shall not apply to such action or actions, as the case may be.

                  (b) The Litigation Trustee shall take all steps necessary to establish the Litigation Trust. As of the Effective Date, the Litigation Trustee shall be deemed to have assumed all claims, if any, which may exist against the Debtors' current officers and directors for which (and to the extent) there is D&O Insurance. The Litigation Trustee shall have no obligation to bring any such action or actions. In any proceeding brought by the Litigation Trustee, the Litigation Trustee (i) will obtain recovery solely from the D&O Insurance, and
(ii) will not under any circumstances seek recovery from the personal assets of any such current officer or director, as the case may be, or seek to execute on any judgment against any current officer or director except with respect to the D&O Insurance, even if no D&O Insurance is determined to exist, the D&O Insurance carrier declines coverage, or the D&O Insurance coverage is insufficient to satisfy in full any claim or judgment obtained by the Litigation Trustee. The foregoing shall not preclude, restrict or limit any officer or director who is sued from defending against or opposing any claim by the Litigation Trustee or any other person or entity. Any recovery obtained by the Litigation Trustee shall be used first to reimburse the applicable Reorganized Debtor prosecuting such action for any payments which either or both may be required to make to indemnify directors or officers which are not paid by the D&O Insurance; any funds thereafter remaining shall be used to pay the reasonable fees and expenses of the Litigation Trustee and any professionals retained by the Litigation Trustee; and any funds thereafter remaining shall be distributed to Reorganized FPA.

         11.5 Setoffs. The Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against the holder of such Claim; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such holder.

         11.6 Satisfaction of Subordination Rights. All Claims against the Debtors and all rights and claims between or among holders of Claims relating in any manner whatsoever to Claims against the Debtors, based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged and terminated as of the Effective Date. Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

         11.7 Exculpation and Limitation of Liability. Except as otherwise specifically provided in this Plan, the Debtors, the Reorganized Debtors, any statutory committee, the Prepetition Lenders, the DIP Lenders, any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents and any of such parties' successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action or liability to one another or to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of the Debtors' Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Reorganized Debtors or any statutory committee, the Prepetition Lenders, the DIP Lenders, or any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents or such parties' successors and assigns, for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

         11.8 Indemnification Obligations. In satisfaction and compromise of the Indemnitees' Indemnification Rights: (i) all Indemnification Rights except those based upon any act or omission arising out of or relating to any Indemnitee's service with, for or on behalf of the Debtors on or after the Petition Date (the "Post-Petition Indemnification Rights") shall be released and discharged on and as of the Effective Date, provided that the Post-Petition Indemnification Rights shall remain in full force and effect on and after the Effective Date and shall not be modified, reduced, discharged or otherwise affected in any way by the Chapter 11 Cases, (ii) the Debtors or the Reorganized Debtors, as the case may be, covenant to purchase and maintain directors and officers liability insurance providing coverage for the Indemnitees for a period of two years after the Effective Date insuring such parties in respect of any claims, demands, suits, causes of action or proceedings against such Indemnitees based upon any act or omission related to such Indemnitee's service with, for or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the "Insurance Coverage"), and (iii) the Debtors hereby indemnify Indemnitees and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered by either under the foregoing Insurance Coverage or any prior similar policy.

         11.9 Injunction. The satisfaction, release and discharge pursuant to this Article XI of this Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied, released or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.


                                  ARTICLE XXIV

                              CONDITIONS PRECEDENT

         12.1 Conditions to Confirmation. The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Section 12.3 of the Plan:

                  (a) The Bankruptcy Court shall have approved by Final Order a disclosure statement with respect to the Plan in form and substance reasonably acceptable to the Debtors.

                  (b) The Confirmation Order shall be in form and substance reasonably acceptable to the Debtors.

         12.2 Conditions to Consummation. The Effective Date shall occur on or prior to December 31, 1998, unless such date is extended by agreement of the Debtors and Prepetition Agent. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 12.3 of the Plan:

                  (a) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption of leases and executory contracts by the Reorganized Debtors.

                  (b) The Debtors shall have entered into the New Credit Facility and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

                  (c) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

                  (d) The Confirmation Date shall have occurred and the Confirmation Order shall, among other things, provide that:

                           (i) the provisions of the Confirmation Order
are non-severable and mutually dependent;

                           (ii) all executory contracts or unexpired
leases assumed by the Debtors during the Chapter 11 Cases or under the Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Reorganized Debtors, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;

                           (iii) the transfers of property by the Debtors
(A) to the Reorganized Debtors (1) are or shall be legal, valid, and effective transfers of property, (2) vest or shall vest the Reorganized Debtors with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or Confirmation Order, (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (4) do not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (B) to holders of Claims and Interests under the Plan are for good consideration and value and are in the ordinary course of the Debtors' businesses;

                           (iv) except as expressly provided in the Plan
or the Confirmation Order, the Debtors are discharged effective upon the Effective Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of the Debtors entered into or obligation of the Debtors incurred before the Effective Date, or from any conduct of the Debtors prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

                           (v) the Plan does not provide for the
liquidation of all or substantially all of the property of the Debtors and its confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization;

                           (vi) except as expressly provided in the Plan,
all Interests shall be terminated effective upon the Effective Date; and

                           (vii) the Bankruptcy Court shall have
determined that the New Common Stock and the Warrants issued under the Plan in exchange for Claims against the Debtors are exempt from registration under the Securities Act of 1933 pursuant to, and to the extent provided by, section 1145 of the Bankruptcy Code.

         12.3 Waiver of Conditions to Confirmation or Consummation. The conditions set forth in Sections 12.1 and 12.2 of the Plan may be waived by the Debtors in their sole discretion, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.


                                  ARTICLE XXVI

                            RETENTION OF JURISDICTION

                  Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, the following matters:

                  (a) to hear and determine pending motions for the assumption or rejection of executory contracts or unexpired leases or the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid to the holders of such Claims;

                  (b) to determine any and all pending adversary proceedings, applications and contested matters;

                  (c) to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

                  (d) to hear and determine any and all objections to the allowance or estimation of Claims filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim, in whole or in part;

                  (e) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified or vacated;

                  (f) to issue orders in aid of execution, implementation or consummation of the Plan;

                  (g) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  (h) to hear and determine all applications for compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code;

                  (i) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

                  (j) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with this Plan;

                  (k) to hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of their Estates, wherever located;

                  (l) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

                  (m) to hear any other matter not inconsistent with the Bankruptcy Code;

                  (n) to hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date; and

                  (o) to enter a final decree closing the Chapter 11 Cases.


                                 ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

         14.1 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former holders of Claims, all present and former holders of Interests, other parties in interest and their respective successors and assigns.

         14.2 Modification and Amendments. The Debtors may alter, amend or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time. After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, so long as such proceedings do not materially adversely affect the treatment of holders of Claims or holders of Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

         14.3 Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

         14.4 Committees. Effective on the Effective Date, the duties of the Creditors' Committee shall terminate, except with respect to applications for Professional Claims.

         14.5 Revocation, Withdrawal or Non-Consummation.

                  (a) Right to Revoke or Withdraw. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date.

                  (b) Effect of Withdrawal, Revocation or Non-Consummation. If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors or to constitute an admission of any sort by the Debtors or any other Person.

         14.6 Notices. Any notice required or permitted to be provided to the Debtors under the Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

                  FPA Medical Management, Inc.
                  5835 Blue Lagoon Drive
                  Suite 401
                  Miami, FL  33126-2017
                  Attention: General Counsel

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom (Illinois)
                  333 West Wacker Drive
                  Chicago, Illinois 60606-1285
                  Attention: John Wm. Butler, Jr., Esq.

         14.7 Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         14.8 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware shall govern the construction and implementation of the Plan, any agreements, documents and instruments executed in connection with the Plan, and corporate governance matters.

Dated:   Wilmington, Delaware
         September 30, 1998



                                    Respectfully submitted,

                                    FPA MEDICAL MANAGEMENT, INC., AND ITS
                                    SUBSIDIARIES AND AFFILIATES WHO ARE ALSO
                                    DEBTORS AND DEBTORS-IN-POSSESSION IN THE
                                    CHAPTER 11 CASES


                                    By:_________________________________________


                                    Its:________________________________________



SKADDEN, ARPS, SLATE, MEAGHER & FLOM
  (ILLINOIS)
333 West Wacker Drive
Chicago, Illinois  60606-1285

         John Wm. Butler, Jr.
         J. Eric Ivester
         J. Gregory St. Clair

                        - and -

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
One Rodney Square
Wilmington, Delaware  19899



By:________________________________________
         Gregg M. Galardi

ATTORNEYS FOR FPA MEDICAL MANAGEMENT, INC.
AND ITS SUBSIDIARIES AND AFFILIATES WHO ARE
ALSO DEBTORS AND DEBTORS-IN-POSSESSION
IN THE CHAPTER 11 CASES

                                                                       EXHIBIT A




                       SCHEDULE OF PROPONENTS OF THE PLAN
                    AND CORRESPONDING BANKRUPTCY CASE NUMBERS







                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                       EXHIBIT B





                          MANAGEMENT STOCK OPTION PLAN






                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                       EXHIBIT C



                  FORM OF WARRANT AGREEMENT REGARDING WARRANTS
                       TO BE DISTRIBUTED TO THE HOLDERS OF
                        CLASS 5 GENERAL UNSECURED CLAIMS






                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                       EXHIBIT D





                       RESTATED ARTICLES OF INCORPORATION







                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                       EXHIBIT E





                                 RESTATED BYLAWS







                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                       EXHIBIT F




                         SCHEDULE OF REJECTED LEASES AND
                EXECUTORY CONTRACTS REGARDING THE STERLING GROUP







                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE

                                                                       EXHIBIT G




                   SCHEDULE OF LEASES AND EXECUTORY CONTRACTS
                     TO BE ASSUMED BY CERTAIN OF THE DEBTORS







                            TO BE FILED ON OR BEFORE
                             THE EXHIBIT FILING DATE